Exhibit 10.16

REVOLVING STATUSED OPERATING NOTE

$50,000,000.00
Note Dated: April 15, 2002
Due Date: February 28, 2003, unless extended	West Des Moines, Iowa

FOR VALUE RECEIVED, FCStone Financial, Inc., an Iowa Corporation, of West Des Moines, Iowa (the “Borrower”), promises to pay to the order of Deere Credit, Inc., a Delaware corporation (the “Lender”), at Lender’s office at such place as Lender may designate in writing, the principal sum actually advanced from time to time in an amount up to Fifty Million and 00/100 DOLLARS ($50,000,000.00), together with interest as provided in this Note, all in lawful money of the United States of America. So long as no event of default has occurred and is continuing, the Borrower may receive advances at any time until the Due Date. All amounts, which are repaid, may be readvanced. The unpaid principal balance of this promissory note (“Note”) shall bear interest computed upon the basis of a year of 360 days for the actual number of days elapsed in a quarter, at a rate of interest (the “Effective Interest Rate”) which is determined by the collateral quality of advances requested by the Borrower as referenced by the Borrowing Base Report attached as Exhibit A and equal three-quarter percent (0.75%) under the Prime Rate for Tier 1 advances, one-half percent (0.50%) under the Prime Rate for Tier 2 advances, one-quarter of one percent 0(.25%) under the Prime Rate for Tier 3 advances, and the Prime Rate for Tier 4 advances or base rate of interest established by Citibank, N.A. of New York, New York (“Citibank”) as its base rate (the “Index” or “Prime Rate” as the case may be), as such Index may vary from time to time. Borrower understands that the Effective Interest Rate payable to Lender under this Note shall be determined by reference to the Index, and not by reference to the actual rate of interest charged by Citibank to any particular borrower(s). If the Index shall be increased or decreased, the Effective Interest Rate under this Note shall be increased or decreased by the same amount, effective the first day of the month following the date of the change in the Index.

If neither Borrower nor Lender has notified the other party of its intention to terminate this Note by January 31 of any year, the Note shall be automatically extended for another one year term.

Borrower shall deliver to Lender, at such times or intervals as the Lender may from time to time request, a Borrowing Base Report (the “Report”), in the form attached hereto as Exhibit A which shall calculate the maximum principal amount which may be outstanding. Regardless of the frequency of reporting, if at any time the amount outstanding under the loan exceeds the Borrowing Base, the Borrower shall immediately repay so much of the loans as is necessary to reduce the amount outstanding under the loan to the limits of the Borrowing Base. The purpose of this Loan is to finance the grain inventories, secured by warehouse receipts, periodically listed in the Report.

All grain inventories financed by this Loan, and referred to in the Borrowing Base Report, shall be evidenced by negotiable warehouse receipts (or other title documents acceptable to Lender), and such negotiable warehouse receipts, or other title documents, shall be delivered by the Borrower to the Lender as instructed by the Lender.

Payments shall be paid to Lender as follows:

1.	Borrower shall make quarterly payments of interest only on each March 31, June 30, September 30 and December 31 during the term of the Note;

2.	On the Due Date all remaining outstanding amounts of principal, interest and late charges shall be due and payable.

Borrower expressly assumes all risks of loss or delay in the delivery of any payments made by mail, and no course of conduct or dealing shall affect Borrower’s assumption of these risks. This Note may be prepaid, in full or in part at any time without penalty. All payments shall be applied first to late charges, then to interest and finally to principal.

Upon the occurrence of any event of default, as described in the Master Loan Agreement, dated as of April 15, 2002, between Lender and Borrower, as the same may be modified from time to time (the “Master Loan Agreement”), the Lender may exercise any of its remedies described in the Master Loan Agreement or the unpaid principal balance of this Note shall bear interest at a rate which is two percent (2%) greater than the Effective Interest Rate otherwise applicable. This Note shall be deemed to be a “Note” within the meaning of Section 2 of the Master Loan Agreement. If any payment under this Note is not paid within ten (10) days after the date due, then, at the option of the Lender, a late charge of not more than five cents ($0.05) for each dollar of the installment past due may be charged by Lender.

Acceptance by Lender of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and Borrower’s failure to pay the entire amount due shall be and continue to be an event of default. The liability of the Borrower under this Note shall be absolute and unconditional, without regard to the liability of any other party. The laws of the State of Iowa hereunder shall govern all rights and obligations.

BORROWER

FCStone Financial, Inc.

Borrower Address:

2829 Westown Parkway, Suite 240 West Des Moines, IA 50266-1333	By:	/s/ DICK LINDGREN
	Its:	Director Commercial Operations

Tax ID No. 42-1366800

Lender Address:

6400 NW 86th Street

P.O. Box 6650

Department 140

Johnson, IA 50131-6650

BORROWING BASE REPORT

FCStone Financial, Inc for

John Deere Credit

Johnston, Iowa

Date:	Exhibit A

REQUIRED AS OF EACH DAYS END FOR LINES OF CREDIT

OR WHEN EVER THERE IS A CHANGE IN LOAN BALANCE

	TIER 1	TIER 2	TIER 3	TIER 4	Total
Beginning Loan Balance	$500,000	$500,000	$500,000	$500,000	$2,000,000

Contracts (WR) Liquidated	$300,000	$300,000	$300,000	$300,000	$1,200,000
New Contracts (WR)	$200,000	$200,000	$200,000	$200,000	$800,000

Net Change in Contracts	$(100,000)	$(100,000)	$(100,000)	$(100,000)	$(400,000)

Advance Request	$—	$—	$—	$—	$—
Payment Submitted	$(100,000)	$(100,000)	$(100,000)	$(100,000)	$(400,000)

Ending Loan Balance	$400,000	$400,000	$400,000	$400,000	$1,600,000

Eligible Collateral is defined as warehouse receipts representing grain or oil seeds against which advances have been made based on the Advance Rate. The Advance Rate against Commodities Sale/Repurchase Agreements shall be equal to 90% of the value of the grain or oil seed as determined by the FCStone Financial customer’s elevator bid price times the bushels of grain or oil seed represented by the warehouse receipt(s) issued to FCStone Financial pursuant to the Commodities Sale/Repurchase Program.

I certify that to the best of my knowledge this information is correct:

Authorized Signature	Title	Date